REGISTRATION RIGHTS AGREEMENT


          THIS REGISTRATION RIGHTS AGREEMENT (this "Agree ment") which shall be effective as of January 28, 1997, is made and entered into by and among Acres Gaming
Incorporated, a Nevada corporation (the "Company"), and IGT, a Nevada Corporation, (the "Investor").

                          RECITALS

          WHEREAS, the Company and the Investor are parties to that certain Stock Purchase Agreement, dated as of September __, 1997 (the "Purchase Agreement"), pursuant to which the Investor proposes to purchase Series A Convertible
Preferred Stock (the "Preferred Stock"); and

          WHEREAS, in order to induce the Investor to enter into the Purchase Agreement, the Company has agreed to provide the registration rights set forth in this Agreement with respect to the "Registrable Securities" (as such term is defined in Section 1);

          NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and agreements herein contained, the parties, intending to be legally bound, hereby agree as follows:

          1.        Definitions.  For purposes of this Agreement:

               (a) the term "Common Stock" means the Company's authorized voting common stock, $.01 par value, and any class of securities issued in exchange for the Common Stock or into which the Common Stock is converted;

               (b) the term "Holder" means any person owning of record Registrable Securities or any permitted assignee thereof in accordance with Section 11 hereof;

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               (c)       the term "Initiating Holders" means the Holders of
     25% or more of the Registrable Securities then outstanding;

               (d) the term "Registrable Securities" means: (i) the Common Stock issued upon conversion of the Preferred Stock purchased pursuant to the Purchase Agreement, and (ii) any Common Stock of the Company issued as a dividend or other distribution with respect to, or in exchange for or in replacement of, such Preferred Stock or Common Stock;

               (e) the term "Registration Expenses" means all expenses incurred by the Company in complying with Sections 2, 3 and 14 hereof, including, without limitation, all registration and filing fees, underwriters' expense allowances (but not including non-accountable or other fixed percentage allowances), printing expenses, fees and disburse ments of counsel for the Company, blue sky fees and expenses, and the expense of any special audits incident to or required by any such registration (but not including the compensation of regular employees of the Company which shall be paid in any event by the Company);

               (f) the terms "register," "registered" and "registration" refer to a registration effected by preparing and filing a registration statement or similar document in compliance with the 1933 Act, and the declaration or or dering of the effectiveness of such registration statement or document by the Securities and Exchange Commission;

               (g) the term "Selling Expenses" means all fees and disbursements of counsel to the Holders (as a group) and all underwriting discounts and selling commissions applicable to the sale of Registrable Securities, and all non-accountable underwriters' expense allowances that constitute a fixed percentage of the proceeds of the offering or of the offering price; and

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               (h)       the number of shares of  Registrable Securities
     "then outstanding" shall be the number of shares of Common
     Stock outstanding which are, and the number of shares of Common Stock which upon issuance of then exercisable or convertible securities will be, Registrable Securities.

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          2.        Demand Registration Rights.

               (a) If the Company shall receive, at any time commencing on the earlier of (i) the conversion of the Preferred Stock purchased pursuant to the Purchase Agreement or (ii) December 31, 1997, a written request from the Initi ating Holders with respect to the Registrable Securities, that the Company file a registration statement under the 1933 Act covering the registration of at least 35% of the Registrable Securities (or any remaining smaller balance or any lesser percentage if the anticipated aggregate offering price to public would exceed $5,000,000), the Company shall promptly give written notice of such request (together with a list of the jurisdictions in which the Initiating Holders intend to attempt to qualify such securities under applicable state securities laws) to all Holders and shall as soon as practicable, subject to the limitations of this
     Section 2, effect the registration under the 1933 Act of all such Registrable Securities which the Initiating Holders request to be registered, together with all of the Registrable Securities of any other Holder or Holders who so request by notice to the Company which is given within 30 days after the notice from the Company described above. Notwithstanding the foregoing, if the Company shall furnish to the Initiating Holders a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be seriously detrimental to the Company for a registration statement to be filed in the near future, then the Company's obligation to use its best efforts to file a registration statement shall be deferred for a period not to exceed 120 days; provided, however, that the Company shall not obtain such a deferral more than once in any 12-month period.

               (b) If the Initiating Holders intend to distribute the Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to this Section 2 and the Company shall include such information in the written notice referred to in Section 2(a). In such event, the right of any Holder to include its Registrable Securities in such registration shall be conditioned upon such Holder's participation in such underwriting and the inclusion of such Holder's Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders, by the underwriter, by the Company, and by such Holder) to the extent provided herein.

               (c) All Holders proposing to distribute their securities through such underwriting (together with the Company as provided in Section 4(e)) shall enter into an underwriting agreement in customary form with the repre sentative of the underwriter or underwriters selected for such underwriting by a majority in interest of the Initiating Holders and reasonably acceptable to the Company. Notwithstanding any other provisions of this Section 2, if the underwriter advises the Initiating Holders in writing that marketing factors require a limitation of the number of shares to be underwritten, the Initiating Holders shall so advise all Holders of Registrable Securities, and the number of shares of Registrable Securities that may be included in the registration and underwriting shall be allocated among all Holders thereof pro rata based on the number of shares held by such Holders at the time of filing of the registration statement. No Registrable Securities excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If any Holder of Registrable Securities disapproves of the terms of the underwriting, such person may elect to withdraw therefrom by written notice to the Company, the underwriter and, unless otherwise provided, the Initiating Holders. The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities to be underwritten, the Company may include its securities for its own account in such registration if the underwriter so agrees and if the number of Registrable Securities which would otherwise have been included in such registration and underwriting will not thereby be limited.

               (d) The Company is obligated to effect only three demand registrations for the Holders pursuant to this
     Section 2. The second demand for registration may not be made until at least 12 months after the first demand for registration was made and the third demand may not be made until at least 12 months after the second demand was made.

          3. Piggy-back Registration Rights. If, at any time the Company proposes to register (including for this purpose a registration effected by the Company for shareholders other than the Holders) any of its securities under the 1933
Act in connection with the public offering of such securities solely for cash (other than a registration form relating to: (a) a registration of a stock option, stock purchase or compensation or incentive plan or of stock issued or issuable pursuant to any such plan, or a dividend investment plan; (b) a registration of securities proposed to be issued in exchange for securities or assets of or in connection with a merger or consolidation with, another corporation; or (c) a registration of securities proposed to be issued in exchange for other securities of the Company), the Company shall, each such time, promptly give each Holder written notice of such registration together with a list of the jurisdictions in which the Company intends to attempt to qualify such securities under applicable state securities laws. Upon the written request of any Holder given within 30 days after written notice from the Company in accordance with Section 17, the Company shall, subject to the provisions of Section 7 (in the case of an underwritten offering), cause to be registered under the 1933 Act all of the Registrable Securities that each such Holder has requested to be registered; provided, however, in the event and to the extent such a Holder may freely sell his Registrable Securities without registration under the 1933
Act without regard to any restrictions set forth in Rule 144 under the 1933 Act and the person acquiring the securities does not acquire "restricted Securities" within the meaning of Rule 144, the Company may elect not to register such Registrable Securities.

          4. Obligations of the Company. Whenever required under this Agreement to effect the registration of any Registrable Securities, the Company shall, as expeditiously as reasonably possible:

               (a) Prepare and file with the Securities and Exchange Commission ("SEC") a registration statement with respect to such Registrable Securities and use its best efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to one year unless all Registrable Securities to be distributed pursuant to such registration statement have been sold prior to the expiration of such one-year period;

               (b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement;

               (c) Furnish to the Holders such numbers of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the 1933 Act, and such other documents as they may reasonably request in order to facilitate the disposition of Registrable Securities owned by them;

               (d) Use its best efforts to register and qualify the securities covered by such registration statement under the securities laws of such jurisdictions as the Company believes shall be reasonably appropriate for the distribution of the securities covered by the registration statement and such jurisdictions as the Holders participating in the offering shall reasonably request, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such jurisdiction, and further provided that (anything in this Agreement to the contrary notwithstanding with respect to the bearing of expenses) if any jurisdiction in which the securities shall be qualified shall require that expenses incurred in connection with the qualification of the securities in that jurisdiction be borne by selling shareholders and provided there is no exemption from such requirement by reason of the Company's obligation to pay such expenses pursuant to the foregoing provisions of this
     Section 4, such expenses shall be payable by the selling
     Holders pro rata, to the extent required by such jurisdiction; and

               (e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement with terms generally satisfactory to the managing underwriter of such offering. Each Holder participating in such underwriting shall also enter into and perform its obligations under such an agreement.

          5. Furnish Information. It shall be a condition precedent to the obligations of the Company to take any ac tion pursuant to this Agreement that the selling Holders shall furnish to the Company such information regarding them selves, the Registrable Securities held by them, and the in tended method of disposition of such securities as shall be required to effect the registration of their Registrable Se curities. In that connection, each selling Holder shall be required to represent to the Company that all such informa tion which is given is both complete and accurate in all ma terial respects.


          6. Expenses of Registration. All Registration Expenses incurred in connection with any registration, quali fication or compliance pursuant to this Agreement shall be borne by the Company except that Registration Expenses incurred by the Company in complying a request for (i) a second and third demand for registration under Section 2 hereof and (ii) any registration made under Section 14 hereof shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered, and in all cases all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of shares so registered.

          7. Underwriting Requirements. The right of any Holder to "piggyback" in an underwritten public offering of the Company's securities pursuant to Section 3 shall be con ditioned upon such Holder's participation in such underwrit ing and the inclusion of such Holder's Registrable Securi ties in the underwriting to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall (together with the Company and any other holders distributing their securities through such underwriting) enter into an underwriting agreement in custom ary form with the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of Section 3 and this Section 7, if the under writer determines that marketing factors require a limita tion of the number of shares to be underwritten the under writer may exclude some or all of the Registrable Securities from such registration and underwriting, provided that the Holders are allowed to participate in the offering in the same proportion (based on the total number of securities held by such Holders at the time of filing of the registration statement) as any other shareholder of the Company existing as of the date of this Agreement partici pating in the offering. Any reduction in the number of Registrable Securities included in such registration shall be borne equally by the Holders as a group pro rata based on the number of shares held by such Holders at the time of filing of the registration statement. If any Holder disapproves of the terms of any such underwriting, it may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

          8. Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or oth erwise delaying any such registration as the result of any controversy that might arise with respect to the interpreta tion or implementation of this Agreement.

          9. Indemnification. If any Registrable Securities are included in a registration statement under this
Agreement:

               (a) To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the officers, directors and partners of each Holder, any underwriter (as defined in the 1933 Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the 1933 Act or the Securities Exchange Act of 1934, as amended (the "1934 Act"), against any losses, claims, damages, or liabilities (joint or several) to which they or any of them may become subject under the 1933 Act, the 1934 Act or any other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise from or are based upon any of the following statements, omissions or violations (collectively a "Violation") (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto; (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not mis leading; or (iii) any violation or alleged violation by the Company of the 1933 Act, the 1934 Act, any state securities law or any rule or regulation promulgated under the 1933
     Act, the 1934 Act or any state securities law, each as applicable to the subject registration statement; and the Company will reimburse each such Holder, officer, director or partner, underwriter or controlling person for any legal or other expenses reasonably incurred by them in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld), nor shall the Company be liable in any such case for any such loss, claim, damage, liability, or action to the extent that it arises from or is based upon a violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by any such Holder, underwriter or controlling person.

               (b) To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the 1933 Act, any underwriter (within the meaning of the 1933 Act) for the Company, any person who controls such underwriter, any other Holder selling securities in such registration statement or any of its directors or officers or any person who controls such Holder against any losses, claims, damages or liabili ties (joint or several) to which the Company or any such director, officer, controlling person, or underwriter or other such Holder or director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act or any other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereto) arise from or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration; and each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or controlling person, other Holder, officer, director or controlling person in connection with investigating or defending any such loss, claim, damage, liability, or action; provided, however, that the indemnity agreement contained in this Section 9 shall not apply to amounts paid in settlement of any such loss, claim damage, liability or action if such settlement is effected without the consent of the Holder which consent shall not be unreasonably withheld; provided, that in no event shall any indemnity under this Section 9(b) exceed the gross proceeds from the offering received by the Holder.

               (c) In order to provide for just and equitable contribution in circumstances in which the indemnification provided for in this Section 9 is applicable but for any reason is held to be unavailable from the Company or any Holder, the Company and the Holders participating in the registration shall contribute to the aggregate losses, claims, damages and liabilities (including any investigation, legal and other expenses incurred in connection with, and any amount paid in settlement of, any action, suit or proceeding or any claims asserted) to which the Company and the participating Holders may be subject based on (i) the relative fault of the indemnifying party and indemnified parties in connection with the actions that resulted in the claims and (ii) the ratio of the proceeds received by the participating Holders on the one hand and the Company and all selling shareholders (other than the participating holders) on the other hand and, with respect to the second factor, the Company shall be responsible for the portion represented by the ratio of proceeds received by the Company to the total proceeds received by the Company and all selling shareholders (other than participating Holders); provided, however, that no person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. For purposes of this Section 9(c), each person, if any, who controls the Company or any Holder within the meaning of the Securities Act, each officer of the Company who shall have signed the registration statement and each director of the Company shall have the same rights to contribution as the Company.

               (d) No settlement of any action in which the Holders participating in a registration are defendants shall be effected without the prior written consent of such Holders unless (i) the obligations of the Company for indemnification or contribution pursuant to this Agreement survive and are not extinguished by reason of the settlement and remain in full force and effect under applicable federal and state laws, rules, regulations and orders or (ii) all claims and actions against the participating Holders and each person who controls a participating holder within the meaning of Section 14 of the Securities Act or Section 20 of the Exchange Act are extinguished by the settlement and the indemnifying party obtains a full release of all claims and actions against the participating Holders and each such control person, which release shall be to the reasonable satisfaction of the participating Holders.

               (e) Promptly after receipt by an indemnified party under this Section 9 of notice of the commencement of any action
     (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 9, notify the indemnifying party in writing of the commencement thereof and the indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel selected by the indemnifying party or parties and reasonably acceptable to the indemnified party; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential differing interests between such indemnified party and any other party represented by such counsel in such proceeding (and provided further that all indemnified parties similarly situated shall be represented jointly by a single counsel). The failure to notify an indemnifying party within a reasonable time of the commencement of any such action, to the extent prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 9, but the omission so to notify the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 9.

               (f) The obligations of the Company and the Holders under this Section 9 shall survive through the completion of any offering of Registrable Securities in a registration statement made under the terms of this Agreement and otherwise.

          10. Reports Under Securities Exchange Act of 1934. With a view of making available to the Holders the benefits of Rule 144 promulgated under the 1933 Act and any other rule or regulation of the SEC that may at any time permit a Holder to sell securities of the Company to the public without registration or pursuant to a registration on Form S-3, the Company agrees to:

               (a) use its best efforts to make and keep public information available, as those terms are understood and defined in SEC Rule 144, at all times;

               (b) use its best efforts to file with the SEC in a timely manner all reports and other documents required of the Company under the 1933 Act and the 1934 Act;

               (c) furnish to any Holder so long as the Holder owns any Registrable Securities, forthwith upon request: (i) a written statement by the Company that it has complied with the reporting requirements of Rule 144, the 1933 Act and the 1934 Act or that it qualifies as a Registrant where securities may be resold pursuant to Form S-3; (ii) a copy of the most recent annual or quarterly report of the Company and all other reports and documents filed by the Company with the SEC; and (iii) such other information as may be reasonably requested in availing any Holder of any rule or regulation of the SEC which permits the selling of any such securities without registration; and

               (d) take such action as is necessary to enable the Holders to use Form S-3 for the sale of their Registrable
     Securities.

          11.       Assignment of Registration Rights.  [Reserved].


          12. Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of at least a majority of the then outstanding Registrable Securi ties enter into any agreement with any holder or prospective holder of any securities of the Company which would: (a) allow such holder or prospective holder to include such secu rities in any registration filed under Section 2 hereof if such inclusion would adversely affect the rights of any Hold er of Registrable Securities hereunder; or (b) not provide for the conversion of such other holders from demand registration to a piggyback registration in the event the Holders elect to demand registration under this Agreement within 30 days after a demand by such other holders; or
(c) permit such holder or prospective holder to "piggyback" in a public offering of the Company's securities, except where such "piggyback" rights would not cause the holders to be able to sell in such offering a minimum of the greater of
(i) their pro rata share (based on shares held by all shareholders participating in the offering) of the shares to be included in the offering and (ii) 20% of the shares of selling shareholders to be included in the offering.

          13. "Market Stand-off" Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company and an underwriter of Common Stock (or other securities) of the Company, sell or otherwise transfer or dispose of any Registrable Securities or any interest therein in a market or other transaction during the 180-day period following the effective date of a registration statement of the Company filed under the 1933 Act; provided, however, that all officers, directors and significant shareholders (i.e., those shareholders who beneficially own greater than 5% of the Company's outstanding stock) of the Company and all other persons with registration rights
(other than pursuant to this agreement) enter into similar agreements.

          In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Registrable Securities of each Holder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such 180-day period.

          14. Form S-3 Registration. If the Company shall receive, at any time commencing on the earlier of (i) the conversion of the Preferred Stock purchased pursuant to the Purchase Agreement or (ii) December 31, 1997, a request or requests from the Initiating Holders that the Company effect a registration on Form S-3 (or any similar successor form) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, the Company will:

               (a) promptly give written notice of the proposed registration, and any related qualification or compliance, to all other Holders; and

               (b) as soon as practicable, effect such registration and all such qualifications and compliance as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder's or Holders' Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within 15 days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 14:
     (i) if the Company is not qualified as a registrant entitled to use Form S-3 (or the applicable successor form); or (ii) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and any other securities at an aggregate price to the public of less than $2,500,000; or (iii) if the Company has, within the 12-month period preceding the date of such request, already effected two registrations on Form S-3 (or applicable successor form) for the Holders pursuant to this Section 14;
     (iv) the number of securities proposed to be sold are then eligible to be sold under Rule 144 in a single three month period; or (v) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

          Subject to the foregoing, the Company shall file a registration statement covering the Registrable Securities and other securities so requested to be registered as soon as practicable after receipt of the request or requests of the Initiating Holders. Registrations effected pursuant to this Section 14 shall not be counted as demands for registration effected pursuant to Section 2. The Holders agree that the maximum number of shares that they will sell using an S-3 registration statement filed by the Company pursuant to this Section 14 during any three month period will not exceed the limit imposed by Rule 144(e)(1).

          15. Remedies. Except as provided in Section 8 of this Agreement, each Holder of Registrable Securities, in addition to being entitled to exercise all rights granted by law, including recovery of damages, will be entitled to specific performance of its rights under this Agreement.
The Company agrees that monetary damages would not be adequate compensation for any loss incurred by reason of a breach by it of the provisions of this Agreement and hereby agrees to waive the defense in any action for specific per formance that a remedy of law would be adequate.

          16. Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, and waivers or consents to departures from the provisions hereof may not be given, unless the Company has obtained the written consent of Holders of at least a majority of the then outstanding
Registrable Securities. Notwithstanding the foregoing, a waiver or consent to departure from the provisions hereof with respect to a matter which relates exclusively to the rights of Holders of Registrable Securities whose securities are being sold pursuant to a registration statement and which does not directly or indirectly affect the rights of other holders of Registrable Securities may be given by the holders of a majority of the Registrable Securities being sold; provided, however, that the provisions of this sentence may not be amended, modified or supplemented except in accordance with the provisions of the immediately preceding sentence.

          17. Notices. All notices, demands and requests required by this Agreement shall be in writing and shall be deemed to have been given for all purposes (a) upon personal delivery, (b) one day after being sent, when sent by profes sional overnight courier service from and to locations within the continental United States, (c) five days after posting when sent by registered or certified mail, or (d) on the date of transmission when sent by telegram, telegraph, telex or telecopier, addressed to the Company or an Investor at its address set forth on the signature pages hereof. Any party hereto may from time to time by notice in writing served upon the others as provided herein, designate a different mailing address or a different person to which such notices or demands are thereafter to be addressed or delivered.

          18. Successors and Assigns. Except as otherwise provided herein, this Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties, including, without limitation and without the need for an express assignment, subsequent holders of Registrable Securities to which the registration rights granted by this Agreement have been assigned as permitted herein.

          19. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original, and when executed, separately or together, shall constitute a single original instrument, effective in the same manner as if the parties hereto had executed one and the same instrument.

          20. Captions. Captions are provided herein for convenience only and they are not to serve as a basis for interpretation or construction of this Agreement, nor as evi dence of the intention of the parties hereto.

          21. Cross-References. All cross-references in this Agreement, unless specifically directed to another agreement or document, refer to provisions within this Agreement.

          22. Governing Law. This Agreement shall be governed by and construed in accordance with, the laws of the State of Nevada, without reference to conflicts of laws provisions.

          23. Severability. The provisions of this Agreement are severable. The invalidity, in whole or in part, of any provision of this Agreement shall not affect the validity or enforceability of any other of its provisions. If one or more provisions hereof shall be declared invalid or unen forceable, the remaining provisions shall remain in full force and effect and shall be construed in the broadest pos sible manner to effectuate the purposes hereof. The parties further agree to replace such void or unenforceable provi sions of this Agreement with valid and enforceable provisions which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provisions.

          24. Entire Agreement. This Agreement is intended by the parties hereto to be the final expression of their agreement and constitutes and embodies the entire agreement and understanding between the parties hereto with regard to the subject matter hereof and is a complete and exclusive statement of the terms and conditions thereof, and shall supersede any and all prior oral and written correspondence, conversations, negotiations, agreements and understandings relating to the same subject matter.

          25. Attorneys' Fees. In any action at law or in equity to enforce any of the provisions or rights under this Agreement, the unsuccessful party to such litigation, as determined by the court in a final judgement or decree, shall pay the successful party all costs, expenses and reasonable attorney's fees, as set by the court and not by a jury, incurred by the successful party (including, without limitation, costs, expenses and fees on any appeal).

          26. Consideration for Approvals or Waivers. No consideration shall be paid to any Holder to obtain such Holder's approval for or waiver of any amendment of this Agreement or any matter requiring the approval or consent of the Holders hereunder unless such consideration is also offered to all Holders, pro rata based upon the number of Registrable Securities held by the Holders.
27.

          IN WITNESS WHEREOF, the parties hereto have execut ed this Registration Rights Agreement with the intent and agreement that the same shall be effective as of the day and year first above written.


                      THE COMPANY:

                      ACRES GAMING INCORPORATED,
                      a Nevada Corporation
                      815 N.W. Ninth Street
                      Corvallis, Oregon  97330


                      By:/s/ Joseph A. Huseonica
                         Joseph A. Huseonica


                      THE INVESTOR:

                      IGT,
                      a Nevada Corporation
                      P.O. Box 10120
                      5270 Neil Road
                      Reno, Nevada  89502

                      By:/s/ G. Thomas Baker
                         G. Thomas Baker